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                                                                     EXHIBIT 11

                         TRANSCEND THERAPEUTICS, INC.


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         STATEMENT RE COMPUTATION OF PRO FORMA LOSS PER COMMON SHARE

                                           1996           1995           1994
                                      ------------------------------------------
Pro Forma common stock outstanding
  beginning of year                       763,306        759,134         44,109
Issuance of cheap stock                 1,858,459      1,858,459      1,858,459
Weighted average common stock issued
  during period                                            4,172        715,025
Weighted average common stock issued
  from conversion of preferred stock
  to common stock, net                  1,300,000      1,300,000      1,300,000
                                      ------------------------------------------

Weighted average common shares
  outstanding                           3,921,765      3,921,765      3,917,593
                                      ==========================================

Net Loss                              $(4,126,930)   $(4,449,987)   $(3,602,892)

Accretion of Redeemable
  Nonconvertible Preferred
  Stock                                (5,080,496)    (1,481,088)    (1,110,816)
                                      ------------------------------------------

Net Loss to Common Stockholders       $(9,207,426)   $(5,931,075)   $(4,713,708)
                                      ==========================================

Pro Forma Net Loss Per Common Share        $(2.35)
                                           ======

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